Exhibit 3

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessary of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: March 7, 2001
TEX-MEX PARTNERS, L.C. By: /s/ John C. Textor Name: John C. Textor Its: Managing Partner
TEXTOR SECOND TIER LIMITED PARTNERSHIP By: TEXTOR SECOND TIER, INC. Its: General Partner By: /s/ John C. Textor Name: John C. Textor Its: President
TEXTOR SECOND TIER, INC. By: /s/ John C. Textor Name: John C. Textor Its: Managing Member
TEXTOR FIRST TIER, INC. By: /s/ John C. Textor Name: John C. Textor Its: President
/s/ John C. Textor By: John C. Textor